Exhibit 99.1

    National Beverage Reports Growth in Transition for Fiscal 2007

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 13, 2007--National Beverage Corp. (NASDAQ:FIZZ) today reported financial results for its year ended April 28, 2007. Compared to the prior year:

    --  Revenues grew $22.2 million to $539.0 million;

    --  Net Income increased 11% to $24.7 million or $.54 per share;

    -- Operating Margins and Net Income Margins grew solidly over prior year; and

    -- Shareholders Equity and Working Capital both reached record year-end levels of $157 million and $98 million, respectively.

    "It is quite difficult to manage change and tradition...and immediately achieve great results, but we are doing just that," stated Chairman and Chief Executive Officer, Nick A. Caporella.

    "Our 'best ever' financial results for fiscal year 2007 continue to validate our efforts relative to products and packages for a changing beverage consumer. As we weave our way through the 'challenges' within our industry and continue to create products that appeal to and satisfy those demanding consumers...we also earnestly work to make our shareholders jubilant with actions like the 20% stock dividend and the recently declared $.80 cash dividend," continued Caporella.

    "There is no greater challenge than to effect significant change while creating appealing results and contentment for everyone...nonetheless, this is our mandate as we continue forward demanding success within our Opportunistic Transition," concluded a smiling Caporella.

    National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of - Energy Drinks and Fortified Powders, Vitamin Enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

    Shasta(R) - Faygo(R) - Everfresh(R) and LaCroix(R) are aligned with Rip It(R) and FREEK(TM) energy products to make National
Beverage...America's Flavor--Favorite - soft-drink company.

    Fun, Flavor and Vitality...the National Beverage Way



                       National Beverage Corp.
            Consolidated Results for the Fiscal Year Ended
                  April 28, 2007 and April 29, 2006
               (in thousands, except per share amounts)

                                                    Fiscal Year Ended
                                                   -------------------
                                                   April 28, April 29,
                                                     2007      2006
                                                   --------- ---------

Net Sales                                           $539,030  $516,802
                                                   ========= =========

Net Income                                           $24,682   $22,226
                                                   ========= =========

Net Income Per Share (a):
 Basic                                                  $.54      $.49
                                                   ========= =========
 Diluted                                                $.54      $.48
                                                   ========= =========

Average Common Shares Outstanding (a):
 Basic                                                45,763    45,367
                                                   ========= =========
 Diluted                                              46,073    45,946
                                                   ========= =========

(a) Net Income per share and average common shares outstanding amounts are adjusted for the 20% stock dividend distributed on June 22, 2007.


    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, Office of the Chairman, 954-581-0922